Exhibit 21.1

List of Subsidiaries of Forward Industries, Inc.

1.       Koszegi Industries Inc., an Indiana Corporation

2.       Koszegi Asia Ltd., a Hong Kong Limited Company

3.       Forward Innovations GmbH, a Switzerland GmbH

All three subsidiaries are wholly-owned by Forward Industries, Inc.  Each does business under its name as set forth above.